SC Fundamental Value Fund, L.P.
                712 Fifth Avenue - 19th Floor
                  New York, New York 10019


                              June 10, 1994


TELECOPY, FEDERAL EXPRESS AND CERTIFIED
MAIL/RETURN RECEIPT REQUESTED

Corporate Secretary
Dynatech Corporation
3 New England Executive Park
Burlington, Massachusetts  01803-5087

          Re:  Inspection of Stockholder List

Ladies and Gentleman:

          Pursuant to General Laws, c. 156B, Section 32, the undersigned, SC Fundamental Value Fund, L.P., a record holder of common stock of Dynatech Corporation (the "Company"), hereby requests the right to inspect a current list of record holders of the Company's common stock ("Common Stock"), including the record address and the amount of stock held by each stockholder.

          The undersigned seeks to communicate with other stockholders of the Company for purposes relative to the affairs of the Company and not for the purpose of selling the list of stockholders or information or copies thereof or of using the same for a purpose other than in the interest of the undersigned as a stockholder relative to the affairs of the Company and not for the purpose of obtaining the names of stockholders who might wish to sell their stock to the undersigned.

          The undersigned would prefer the Company to immediately send the documents requested above to The SC
Fundamental Value Fund, L.P. at 712 Fifth Avenue, 19th
Floor, New York, New York 10019, Att:  Neil Koffler.
Alternatively, please inform Neil Koffler at (212) 957-3500 of a date prior to June 17, 1994 when a representative of the undersigned can inspect and copy such documents.

          The undersigned also requests that the Company provide the following records and documents as soon as reasonably available:

          1. All information in or which comes into the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the name, address and number of shares of Common Stock held by each participating broker, dealer, bank or other person or entity in the individual nominees names of Cede & Co. and any other similar nominees.

          2. A list of non-objecting beneficial owners of Common Stock, which is in the Company's possession or control, or that may come in to the Company's possession or control, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, pursuant to Rules 14b-1 and 14b-2 promulgated under the Securities Exchange Act of 1934, as amended.

          3. Following the record date for the annual meeting of stockholders of the Company, any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks.

          Please inform Neil Koffler at the above referenced phone number where and how the documents listed in numbered paragraphs 1 to 3 will be made available.


                         Very truly yours,

                         The SC Fundamental Value Fund, L.P.

                         By:  SC Fundamental Inc.
                              General Partner

                         By:   /s/ Gary N. Siegler
                                   Gary N. Siegler
                                   President